DELAWARE INVESTMENTS COLORADO MUNICIPAL INCOME FUND, INC.

Registration No. 811-07810
FORM N-SAR/A
Annual Period Ended March 31, 2013

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77L: Changes in accounting principles and practices

Management of the Fund has determined that in the financial statements for March 31, 2012 and March 31, 2013, the Fund had a material weakness in its internal controls over financial reporting related to the review, analysis and treatment of dividends paid on the Fund?s Variable Rate MuniFund Term Preferred Shares (?VMTP Shares?).  Management determined that, because the Fund?s VMTP Shares are treated as debt for accounting purposes, payment of the dividends should be classified as interest expense and the Statement of Cash Flows should be presented in accordance with ASC 230. Since March 31, 2014 but prior to the date of this filing, Management has revised its internal controls over financial reporting to improve the effectiveness of the controls by ensuring that dividends on VMTP Shares are accounted for as interest expense and that a Statement of Cash Flows is presented as applicable.  As a result, the Fund?s Statement of Operations, Statement of Changes in Net Assets and Statement of Cash Flows for 2013 and Financial Highlights for 2013 and 2012 were restated in the Fund?s financial statements for March 31, 2014 in order to account for the dividends paid on the Fund?s VMTP Shares as interest expense and to present a Statement of Cash Flows.  There was no impact to the net asset value of the Fund?s common shares or the total return of the Fund?s common shares for any period as a result of the treatment of the VMTP Shares.  Please see the Report of Independent Registered Public Accounting Firm filed as exhibit 77B for further commentary on the change in accounting principles and practices followed by the Fund.

SUB-ITEM 77Q.1: Exhibits

Exhibit              Reference

77.Q.1(f) The Fund is re-filing its March 31, 2013 N-SAR to disclose a change in     accounting treatment related to the review, analysis and treatment of dividends    paid on the Fund?s Variable Rate MuniFund Term Preferred Shares (?VMTP    Shares?).  As disclosed in Exhibit 77L, Management determined that, because    the Fund?s VMTP Shares are treated as debt for accounting purposes, payment    of the dividends should be classified as interest expense and the Statement of    Cash Flows should be presented in accordance with ASC 230. Please see the    Report of Independent Registered Public Accounting Firm filed as exhibit 77B for    further commentary on the change in accounting principles and practices    followed by the Fund.

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